Exhibit (a)(1)(xi)

ALLIANCE ONE INTERNATIONAL, INC.

SUPPLEMENT NO. 3 TO AMENDED OFFER TO PURCHASE

August 16, 2013

Amended Offer to Purchase for Cash up to

$60.0 Million in Aggregate Principal Amount of its Outstanding

5 1/2% Convertible Senior Subordinated Notes due 2014

(CUSIP No. 018772AQ6)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, AUGUST 29, 2013, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

Alliance One International, Inc., a Virginia corporation (“Alliance One”, “we” or “us”) previously distributed its Amended Offer to Purchase dated July 30, 2013 (as amended and supplemented, the “Offer to Purchase”) in connection with its offer to purchase (the “Offer”) its outstanding 5 1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) on the terms and conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal. Except as set forth in this Supplement No. 3 (this “Supplement”), in Amendment No. 4, Amendment No. 5 (including the Supplement to Amended Offer to Purchase filed therewith) and Amendment No. 6 (including the Supplement No. 2 to Amended Offer to Purchase filed therewith) to the Issuer Tender Offer Statement on Schedule TO, and in any subsequently filed amendments thereto, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects, and this Supplement should be read in conjunction therewith. Capitalized terms not otherwise defined herein have the meanings given to them in the Offer to Purchase.

On August 16, 2013, Alliance One issued a press release amending the Offer to increase the maximum aggregate principal amount of Convertible Notes that Alliance One is offering to purchase to $60.0 million. If Convertible Notes with an aggregate principal amount in excess of $60.0 million are validly tendered and not validly withdrawn pursuant to the Offer, then, subject to the terms and conditions of the Offer, Alliance One will accept for payment only $60.0 million aggregate principal amount of Convertible Notes. In that event, the proration for each Holder tendering Convertible Notes will be calculated with a proration factor of such amount so that Alliance One only accepts for purchase an aggregate principal amount of Convertible Notes of $60.0 million (with appropriate adjustment to avoid purchases of Convertible Notes in principal amounts other than integral multiples of $1,000).

In such August 16, 2013 press release, Alliance One also announced that the Expiration Time for the Offer is being extended to midnight, New York City time, at the end of Thursday, August 29, 2013.

1.    The Offer to Purchase is hereby amended and supplemented by inserting the following after the section entitled “Summary Unaudited Historical and Pro Forma Financial Information (Quarterly)” and immediately above the heading “Material U.S. Federal Income Tax Consequences.”

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION (INCREASED OFFER SIZE)

The following table presents summary unaudited pro forma financial information of Alliance One at and for the year ended March 31, 2013 and at and for the three months ended June 30, 2013 which has been derived from the unaudited pro forma condensed consolidated financial statements included below. See “—Pro Forma Condensed Consolidated Financial Statements (Increased Offer Size).”

The summary unaudited pro forma financial information is based on the historical financial information of Alliance One, as adjusted to illustrate the impact of the purchase by us of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the Debt Financing, the Credit Facility Amendment and the Redemption (collectively, the “Refinancing Transactions”), the completion or effectiveness of which were conditions to the Offer. The unaudited pro forma statement of operations information for the year ended March 31, 2013 and for the three months ended June 30, 2013 gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2012. The unaudited pro forma balance sheet information at March 31, 2013 gives effect to the Refinancing Transactions as if they had been completed as of March 31, 2013. The unaudited pro forma balance sheet information at June 30, 2013 gives effect to the Refinancing Transactions as if they had been completed as of June 30, 2013.

The summary unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

	Year Ended March 31, 2013				Three Months Ended June 30, 2013
	Actual		Pro Forma		Actual	Pro Forma
	(in thousands, except per share data and ratio)
Statement of Operations Data:
Sales and other operating revenues	$2,243,816		$2,243,816		$383,887	$383,887
Cost of goods and services sold	1,958,570		1,958,570		355,393	355,393

Gross profit	285,246		285,246		28,494	28,494
Selling, general and administrative expenses	145,750		145,750		35,491	35,491
Other income (expense)	20,721		20,721		1,244	1,244
Restructuring and asset impairment charges (recoveries)	(55)		(55)		2,196	2,196

Operating income	160,272		160,272		(7,949)	(7,949)
Debt retirement expense	1,195		1,195		17	17
Interest expense	114,557		119,880		28,843	28,822
Interest income	6,547		6,547		1,986	1,986

Income (loss) before income taxes and other items	51,067		45,744		(34,823)	(34,802)
Income tax expense	27,992		27,973		868	872
Equity in net income (loss) of investee companies	1,637		1,637		(1,042)	(1,042)

Net income (loss)	24,712		19,408		(36,733)	(36,716)
Less: Net income attributable to noncontrolling interests	699		699		129	129

Net income (loss) attributable to Alliance One International, Inc.	$24,013		$18,709		$(36,862)	$(36,845)

Per Share Statistics
Net income (loss) attributable to Alliance One International, Inc. (basic)	$0.27		$0.21		$(0.42)	$(0.42)
Net income (loss) attributable to Alliance One International, Inc. (diluted)	0.25		0.21		(0.42)	(0.42)
Balance Sheet Data (at period end):
Cash and equivalents	$92,026		$59,753		$148,804	$116,531
Current assets	1,464,755		1,435,921		1,781,427	1,752,593
Noncurrent assets	446,824		459,515		432,325	445,654
Current liabilities	620,952		620,952		931,456	931,456
Long-term debt	830,870		872,154		861,403	901,663
Other long-term liabilities	117,726		117,726		113,790	113,790
Total stockholder’s equity of Alliance One International, Inc.	338,393		280,966		303,336	247,571
Total assets	1,911,579		1,895,436		2,213,752	2,198,247
Book value per share	3.86		3.21		3.46	2.82
Ratio of earnings to fixed charges	1.43	x	1.37	x	N/A	N/A
Coverage Deficiency	N/A		N/A		$34,823	$34,802

2.    The Offer to Purchase is hereby amended and supplemented by inserting the following after the section entitled “Miscellaneous—Pro Forma Condensed Consolidated Financial Statements (Quarterly)” and immediately above the heading “Where You Can Find Additional Information.”

Pro Forma Condensed Consolidated Financial Statements (Increased Offer Size)

Year Ended March 31, 2013

The following unaudited pro forma condensed consolidated financial statements of Alliance One at and for the year ended March 31, 2013 are based on the historical consolidated financial statements of Alliance One, as adjusted to illustrate the impact of the purchase by us of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the other Refinancing Transactions. The unaudited pro forma condensed consolidated statement of operations gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to the Refinancing Transactions as if they had been completed as of March 31, 2013.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended March 31, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
Sales and other operating revenues	$2,243,816	$—		$2,243,816
Cost of goods and services sold	1,958,570	—		1,958,570

Gross profit	285,246	—		285,246
Selling, general and administrative expenses	145,750	—		145,750
Other income	20,721	—		20,721
Restructuring and asset impairment recoveries	(55)	—		(55)

Operating income	160,272	—		160,272
Debt retirement expense	1,195	—		1,195
Interest expense	114,557	5,323	(1)	119,880
Interest income	6,547	—		6,547

Income before income taxes and other items	51,067	(5,323)		45,744
Income tax expense	27,992	(19	)(2)	27,973
Equity in net income of investee companies	1,637	—		1,637

Net income	24,712	(5,304)		19,408
Less: Net income attributable to noncontrolling interests	699	—		699

Net income attributable to Alliance One International, Inc.	$24,013	$(5,304)		$18,709

Earnings per share:
Basic	$0.27	$(0.06	)(3)	$0.21
Diluted	$0.25	$(0.04	)(4)	$0.21

See notes to pro forma condensed consolidated statement of operations for the year ended March 31, 2013

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2013

(in thousands)

(1)	Adjustments to reflect the additional interest expense, amortization of deferred financing fees and amortization of original issue discount in connection with the Credit Facility Amendment and the Debt Financing, assuming the Redemption and purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as if the Refinancing Transactions were completed on April 1, 2012:
	Redemption:
	Reduction in interest expense.	$(63,500)
	Reduction in amortization of original issue discount.	(3,827)
	Reduction in amortization of deferred financing costs.	(2,074)

		(69,401)
	Purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer:
	Reduction in interest expense.	(3,300)
	Reduction in amortization of deferred financing costs.	(475)

		(3,775)
	Credit Facility Amendment:
	Incremental commitment fee.	442
	Incremental amortization of deferred financing costs.	2,357

		2,799
	Additional borrowings:
	Debt Financing at 9.875% per annum.	72,581
	Amortization of original issue discount related to the Debt Financing.	1,261
	Amortization of deferred financing costs related to the Debt Financing.	1,858

		75,700

		$5,323

(2)	Adjustment to reflect a 4.34% effective tax rate on transactions of $442 related to the Credit Facility Amendment that is foreign sourced. All other borrowings are U.S.-based with an effective tax rate of 0%.	$(19)

(3)	Adjustment to reflect impact on basic earnings per share from the incremental pro forma net income.	$(0.06)

(4)	Adjustment to reflect impact on diluted earnings per share includes $(0.06) from the impact of reduced adjusted net income, net of $0.02 associated with the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(0.04)

	Nonrecurring charges or credits of $57,427, net of taxes which result directly from the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer were not considered in the pro forma condensed consolidated statement of operations.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$92,026	$(32,273	)(1)	$59,753
Trade and other receivables, net	224,222	—		224,222
Inventories	903,947	—		903,947
Advances to tobacco suppliers	109,520	—		109,520
Prepaid expenses and other current assets	135,040	3,439	(2)	138,479

Total current assets	1,464,755	(28,834)		1,435,921
Deferred charges	12,971	12,691	(3)	25,662
Other noncurrent assets	162,875	—		162,875
Property, plant and equipment, net	270,978	—		270,978

Total assets	$1,911,579	$(16,143)		$1,895,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$356,836	$—		$356,836
Accounts payable	135,260	—		135,260
Accrued expenses and other current liabilities	113,053	—		113,053
Income taxes	9,454	—		9,454
Long-term debt current	6,349	—		6,349

Total current liabilities	620,952	—		620,952
Long-term debt	830,870	(679,016	)(4)	151,854
New senior secured second lien notes	—	720,300	(5)	720,300
Other long-term liabilities	117,726	—		117,726
Stockholders’ equity
Common Stock—no par value	460,914	—		460,914
Retained deficit	(67,329)	(57,427	)(6)	(124,756)
Accumulated other comprehensive loss	(55,192)	—		(55,192)

Total stockholders’ equity of Alliance One International, Inc.	338,393	(57,427)		280,966
Noncontrolling interests	3,638	—		3,638

Total stockholders’ equity	342,031	(57,427)		284,604

Total liabilities and stockholders’ equity	$1,911,579	$(16,143)		$1,895,436

See notes to pro forma condensed consolidated balance sheet at March 31, 2013

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT MARCH 31, 2013

(in thousands)

(1)	To reflect an adjustment for cash used in excess of the proceeds from the Debt Financing for fees and other costs related to the Credit Facility Amendment, issuance of the Debt Financing, the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(32,273)

(2)	To reflect an adjustment to record interest prepayments related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$3,439

(3)	To reflect adjustments:
	To record deferred financing costs related to the Credit Facility Amendment and the issuance of the Debt Financing.	$20,085
	To eliminate the unamortized deferred financing costs related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(7,394)

		$12,691

(4)	To reflect an adjustment to record payment for the Redemption, net of original issue discount of $15,984 and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(679,016)

(5)	To reflect an adjustment to record the issuance of the new Debt Financing, net of original issue discount of $14,700.	$720,300

(6)	To reflect adjustments:
	To record the write-off of deferred financing costs of the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, and the write-off of original issue discount related to the Redemption.	$(23,377)
	To record one-time costs related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(34,050)

		$(57,427)

Three Months Ended June 30, 2013

The following unaudited pro forma condensed consolidated financial statements of Alliance One at and for the three months ended June 30, 2013 are based on the historical consolidated financial statements of Alliance One, as adjusted to illustrate the impact of the purchase by us of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the other Refinancing Transactions. The unaudited pro forma condensed consolidated statement of operations gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to the Refinancing Transactions as if they had been completed as of June 30, 2013.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended June 30, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
Sales and other operating revenues	$383,887	$—		$383,887
Cost of goods and services sold	355,393	—		355,393

Gross profit	28,494	—		28,494
Selling, general and administrative expenses	35,491	—		35,491
Other income	1,244	—		1,244
Restructuring and asset impairment recoveries	2,196	—		2,196

Operating loss	(7,949)	—		(7,949)
Debt retirement expense	17	—		17
Interest expense	28,843	(21	)(1)	28,822
Interest income	1,986	—		1,986

Loss before income taxes and other items	(34,823)	21		(34,802)
Income tax expense	868	4	(2)	872
Equity in net loss of investee companies	(1,042)	—		(1,042)

Net loss	(36,733)	17		(36,716)
Less: Net income attributable to noncontrolling interests	129	—		129

Net loss attributable to Alliance One International, Inc.	$(36,862)	$17		$(36,845)

Loss per share:
Basic	$(0.42)	$—		$(0.42)
Diluted	$(0.42)	$—		$(0.42)

See notes to pro forma condensed consolidated statement of operation for the three months ended June 30, 2013

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

THREE MONTHS ENDED JUNE 30, 2013

(in thousands)

(1)	Adjustments to reflect the additional interest expense, amortization of deferred financing fees and amortization of original issue discount in connection with the Credit Facility Amendment and the Debt Financing, assuming the Redemption and purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as if the Refinancing Transactions were completed on April 1, 2012:
	Redemption:
	Reduction in interest expense.	$(15,875)
	Reduction in amortization of original issue discount.	(1,024)
	Reduction in amortization of deferred financing costs.	(518)

		(17,417)
	Purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer:
	Reduction in interest expense.	(825)
	Reduction in amortization of deferred financing costs.	(119)

		(944)
	Credit Facility Amendment:
	Reduction in commitment fee.	(102)
	Reduction in amortization of deferred financing costs.	(504)

		(606)
	Additional borrowings:
	Debt Financing at 9.875% per annum.	18,145
	Amortization of original issue discount related to the Debt Financing.	336
	Amortization of deferred financing costs related to the Debt Financing.	465

		18,946

		$(21)

(2)	Adjustment to reflect a 4.34% effective tax rate on transactions of $102 related to the Credit Facility Amendment that is foreign sourced. All other borrowings are U.S.-based with an effective tax rate of 0%.	$4

	Nonrecurring charges or credits of $55,765, net of taxes which result directly from the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer were not considered in the pro forma condensed consolidated statement of operations.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$148,804	$(32,273	)(1)	$116,531
Trade and other receivables, net	197,061	—		197,061
Inventories	1,134,403	—		1,134,403
Advances to tobacco suppliers	102,567	—		102,567
Prepaid expenses and other current assets	198,592	3,439	(2)	202,031

Total current assets	1,781,427	(28,834)		1,752,593
Deferred charges	10,992	13,329	(3)	24,321
Other noncurrent assets	152,568	—		152,568
Property, plant and equipment, net	268,765	—		268,765

Total assets	$2,213,752	$(15,505)		$2,198,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$634,671	$—		$634,671
Accounts payable	92,548	—		92,548
Accrued expenses and other current liabilities	190,477	—		190,477
Income taxes	7,410	—		7,410
Long-term debt current	6,350	—		6,350

Total current liabilities	931,456	—		931,456

Long-term debt	861,403	(680,040	)(4)	181,363
New senior secured second lien notes	—	720,300	(5)	720,300
Other long-term liabilities	113,790	—		113,790
Stockholders’ equity
Common Stock—no par value	461,448	—		461,448
Retained deficit	(104,191)	(55,765	)(6)	(159,956)
Accumulated other comprehensive loss	(53,921)	—		(53,921)

Total stockholders’ equity of Alliance One International, Inc.	303,336	(55,765)		247,571
Noncontrolling interests	3,767	—		3,767

Total stockholders’ equity	307,103	(55,765)		251,338

Total liabilities and stockholders’ equity	$2,213,752	$(15,505)		$2,198,247

See notes to pro forma condensed consolidated balance sheet at June 30, 2013

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2013

(in thousands)

(1)	To reflect an adjustment for cash used in excess of the proceeds from the Debt Financing for fees and other costs related to the Credit Facility Amendment, issuance of the Debt Financing, the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(32,273)

(2)	To reflect an adjustment to record interest prepayments related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$3,439

(3)	To reflect adjustments:
	To record deferred financing costs related to the Credit Facility Amendment and the issuance of the Debt Financing.	$20,085
	To eliminate the unamortized deferred financing costs related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(6,756)

		$13,329

(4)	To reflect an adjustment to record payment for the Redemption, net of original issue discount of $14,960 and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(680,040)

(5)	To reflect an adjustment to record the issuance of the new Debt Financing, net of original issue discount of $14,700.	$720,300

(6)	To reflect adjustments:
	To record the write-off of deferred financing costs of the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, and the write-off of original issue discount related to the Redemption.	$(21,715)
	To record one-time costs related to the Redemption and the purchase of $60.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(34,050)

		$(55,765)

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (for eligible institutions only) (212) 709-3328

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Attn: Elton Bagley	To confirm receipt of facsimile by telephone: (212) 493-6996

Any questions regarding procedures for tendering Convertible Notes or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials should be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at the telephone number set forth below or such Holder’s broker, dealer, custodian, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll Free:

(800) 423-2107

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

Attention: Liability Management Group

60 Wall Street, 2nd Floor

New York, NY 10005

Call Collect: (212) 250-7527

Call Toll Free: (855) 287-1922